Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

March 2, 2022

VIA EMAIL

Dear Cheng:

This letter (the “Agreement”) confirms the agreement between you and TuSimple Holdings Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date and Resignation as Officer and Director. Your employment with the Company will terminate on March 3, 2022 (the “Termination Date”). By signing this Agreement, you hereby resign as the President and Chief Executive Officer with the Company and as member of the Company’s Board of Directors (including any committees thereof), in each case effective as of the Termination Date. You further agree to execute a separate letter of resignation, in a form prescribed by the Company and substantially similar to the form previously shared with you, on or prior to the Termination Date.

2. Salary and Vacation Pay. On the Termination Date, the Company will pay you $50,000, less all applicable withholdings. This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO. You acknowledge that, prior to the execution of this Agreement, you were not entitled to receive any additional money from the Company and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

3. COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form.

4. Severance Benefits & Transition Services.

a. Transition Services and Severance Pay. You will transition to a new role as a Consultant where you agree to be available to perform limited transition services (“Transition Services”) for one year following your Termination Date as set forth in Exhibit A attached hereto (the “Consulting Agreement”).

b. COBRA Premiums. If you elect to continue group health insurance coverage, the Company will pay the employer portion of the monthly premium under COBRA for you and, if applicable, for your dependents until the earliest of (a) the end of the period of 18 months following the month in which the Termination Date occurs, (b) the expiration of your continuation coverage under COBRA or (c) the date when you become eligible for substantially equivalent health insurance in connection with new employment or self-employment; provided, that, if necessary to avoid adverse tax consequences (including, without limitation, in order to

Cheng Lu

March 2, 2022

comply with the Patient Protection and Affordable Care Act and any rules or regulations issued thereunder), the Company may elect to (x) provide for the modification or substitution of such benefit, or (y) treat such monthly premium payments as taxable compensation income to you. You agree to immediately notify the Company when you become eligible for substantially equivalent health insurance in connection with new employment or self-employment.

c. Acknowledgement. You acknowledge that these Severance Benefits are additional payments to you, at least some of which you are not otherwise entitled to, and are expressly made in exchange for your acceptance of the terms set forth in this Agreement.

5. Options. During your employment with the Company and prior to the date hereof, the Company granted you, from time to time, certain options to purchase such number of shares of its Class A Common Stock as set forth in Exhibit B attached hereto (the “Time Based Options”) pursuant to certain notice of stock options and stock option agreements (each notice and agreement, a “Stock Option Agreement”). If you sign this Agreement and it becomes effective, the Time Based Options shall continue to vest on the current vesting schedule for the twelve-month period following the Termination Date, subject to your continuous service and, if you remain in continuous service through the twelve-month anniversary of the Termination Date, then all of the shares subject to the Time Based Options shall become vested and exercisable on such twelve-month anniversary, regardless of whether the applicable time-based vesting requirements have been satisfied as of such date, provided that if your continuous service with the Company is terminated by the Company for any reason (other than Cause by the Company as such term is defined in the Plan), the Time Based Options shall immediately become vested in full. In addition, if you sign this Agreement and it becomes effective, then notwithstanding anything to the contrary in the applicable Stock Option Agreements, each of the Time Based Options shall remain outstanding and exercisable until the earlier of: (x) the date on which any of the Company’s outstanding options are terminated in connection with the occurrence of certain corporate transactions, as described in the applicable stock plan; (y) the original expiration date applicable to such Time Based Option; and (z) the second (2nd) anniversary of the date on which your Transition Services with the Company are terminated, and, to the extent not exercised in the applicable permitted time, the Time Based Options will expire. In connection with the foregoing, you hereby agree and acknowledge that to the extent that any of the Time Based Options were intended to qualify as “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), they will case to do so as of the date this Agreement becomes effective and they will be treated as non-statutory stock options and all applicable federal and state income and employment withholding taxes will apply in connection with the exercise of the options. Further, if you sign this Agreement and it becomes effective, you may transfer the Time Based Options to an immediate family member or family-related trusts through a gift pursuant to a form prescribed by the Company, pursuant to which such transferee will agree to be bound by the same terms and conditions of the Stock Option Agreement as if the transferee were a party thereto. In all other respects, all Stock Option Agreements between you and the Company with respect to the Time Based Options will remain in full force and effect, and you agree to remain bound by such Stock Option Agreements. The Company also granted you an option to purchase 1,150,000 shares of its Class A Common Stock on March 4, 2021 (the “Milestone Option”). You further acknowledge and agree that none of the shares subject to the Milestone Option will have become vested as of the Termination Date and that such Milestone Option shall terminate completely as of the Termination Date.

Cheng Lu

March 2, 2022

6. RSU Vesting Acceleration. On December 24, 2020, the Company granted you 1,000,000 restricted stock units (the “RSUs”), pursuant to a notice of restricted stock unit award and restricted stock unit agreement (collectively, the “Restricted Stock Unit Agreement”). If you sign this Agreement and it becomes effective, you will become vested in all unvested RSUs, regardless whether the applicable time-based vesting requirement has been satisfied as of the Termination Date, effective as of the date immediately prior to the Termination Date. Notwithstanding anything on the contrary in the Restricted Stock Unit Agreement, the settlement of the RSUs that become vested in accordance with the above shall occur no later than March 15, 2023. In all other respects, the Restricted Stock Unit Agreement will remain in full force and effect, and you agree to remain bound by that Restricted Stock Unit Agreement.

7. Release of All Claims. In consideration for receiving the severance benefits described above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Fair Pay Act, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Workers Adjustment and Retraining Notification (“WARN”) Act, the California WARN Act, and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar (i) any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, (ii) any claim for coverage under any D&O or other similar insurance policy, or (iii) any claim for indemnification under any written agreement with the Company, Company by-laws or applicable law. You understand that this Agreement does not limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). You further understand that this Agreement does not limit your ability to communicate with, or otherwise participate in any investigation or proceeding that may be conducted by, a Government Agency. However, to the fullest extent permitted by law, you agree that you are waiving the right to monetary damages or other equitable or monetary relief as a result of any such charge, complaint, investigation or proceeding.

Cheng Lu

March 2, 2022

8. Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

9. Covenant Not to Sue. To the fullest extent permitted by law, at no time after you sign this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, you shall do no more than state that you cannot provide counsel or assistance. Nothing in this paragraph shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

10. Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue paragraphs above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

11. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

12. Proprietary Information: You hereby acknowledge that you are bound by the Company’s Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached as Exhibit C, and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the Confidentiality Agreement), that you will hold all such Proprietary Information, in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone, except as required in the course of your employment with the Company.

Cheng Lu

March 2, 2022

13. No Disparagement. You agree that you will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law.

14. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15. Taxes.

a. Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

b. Section 409A. Payments under this Agreement are intended to be exempt from, or comply with, Section 409A of the Code, and this Agreement will be interpreted to achieve this result. Without limiting the foregoing, the parties intend that, to the maximum extent possible, any severance or post-service type payment shall qualify as a short-term deferral pursuant to Treasury Regulation § 1.409A-1(b)(4) or a separation payment pursuant to Treasury Regulation § 1.409A-1(b)(9).

c. General. You hereby acknowledge and agree that the Company nor any of its subsidiaries or affiliates has or had any duty to design your compensation, severance rights, equity awards or the settlement of such awards in a manner that minimizes your tax liabilities and you will not make any claim against the Company nor any of its subsidiaries or affiliates, or any of their respective officers, employees, directors, agents, advisors or boards of directors with respect to the tax liabilities and withholding obligations related thereto. You further acknowledge and agree that in no event will the Company reimburse you for any taxes that may be imposed as a result of Section 409A of the Code (or under any similar state law) and you hereby further expressly agree to fully indemnify and hold harmless the Company, its subsidiaries and affiliates for any tax consequences, including interest and penalties, with respect thereto.

16. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware (other than its choice-of-law provisions).

17. Review of Agreement; Expiration of Offer: This Agreement will become effective on the later of your Termination Date or the date that it has been signed by both you and the Company. By signing below, you affirm that you were advised to consult with an attorney of your own choice prior to signing this Agreement. The Company will reimburse you for any legal fees incurred in connection with the review, negotiation and preparation of this Agreement up to $10,000.

18. Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by

Cheng Lu

March 2, 2022

authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

TuSimple Holdings Inc.

By:	/s/ Mo Chen
Name: Mo Chen
Title: Executive Chairman

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Cheng Lu
Signature of Cheng Lu

Dated: March 2, 2022

EXHIBIT A

CONSULTING AGREEMENT

EXHIBIT B

OPTIONS

Grant Date	No. of Shares	Vesting Commencement Date	Vesting Schedule	Exercise Price
12/24/2020	500,000	12/31/2020	3-year vesting schedule, 30% of the total shares vest on the first year anniversary date of the optionee’s continuous service with the Company after the Vesting Commencement Date, and an additional 8.75% of total shares vest for each quarter of continuous service thereafter.	$4.20

12/24/2020	100,000	12/31/2020	3-year vesting schedule, 30% of the total shares vest on the first year anniversary date of the optionee’s continuous service with the Company after the Vesting Commencement Date, and an additional 8.75% of total shares vest for each quarter of continuous service thereafter.	$8.11

12/24/2020	100,000	12/31/2020	3-year vesting schedule, 30% of the total shares vest on the first year anniversary date of the optionee’s continuous service with the Company after the Vesting Commencement Date, and an additional 8.75% of total shares vest for each quarter of continuous service thereafter.	$14.00

3/4/2021	1,150,000	12/31/2020	5-year vesting schedule, with 5% of the total shares vesting after each quarter of continuous service after the Vesting Commencement Date.	$14.1401

EXHIBIT C

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT